                                                                    EXHIBIT 99.1

          PLAN OF ARRANGEMENT FOR INEX CORPORATION AND INFOSPACE.COM
                             CANADA HOLDINGS INC.

                              PLAN OF ARRANGEMENT
                               UNDER SECTION 182
                       OF THE BUSINESS CORPORATIONS ACT

                                   ARTICLE I

                                INTERPRETATION

1.1  Definitions

     In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

     "Arrangement" means the arrangement under section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Plan of Acquisition or Article 6 hereof or made at the direction of the Court in the Final Order;

     "Arrangement Resolution" means the special resolution passed by the holders of each of the INEX Common Shares and INEX Preference Shares, each voting separately as a class, at the INEX Meeting;

     "Articles of Arrangement" means the articles of arrangement of INEX and InfoSpace Canada in respect of the Arrangement, required by the OBCA to be sent to the Director after the Final Order is made;

     "Business Day" means any day on which commercial banks are open for business in Seattle, Washington and Toronto, Ontario, other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario under the laws of the Province of Ontario or the federal laws of Canada or in Seattle under the laws of the State of Washington or the federal laws of the United States of America;

     "Certificate" means the certificates of arrangement for INEX and InfoSpace Canada giving effect to the Arrangement, issued pursuant to section 183 of the OBCA after the Articles of Arrangement have been filed;

     "Circular" means the notice of the INEX Meeting and accompanying management information circular to be sent to holders of INEX Shares in connection with the INEX Meeting;

     "Court" means the Ontario Superior Court of Justice;

     "Current Market Price" has the meaning ascribed thereto in the Exchangeable Share Provisions;
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     "Depositary" means Montreal Trust Company of Canada at its offices set out in the Letter of Transmittal and Election Form;

     "Director" mean the Director appointed under Section 278 of the OBCA;

     "Dissent Procedures" has the meaning set out in section 3.1;

     "Dissenting Shareholder" means a holder of INEX Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Procedures;

     "Dividend Amount" has the meaning ascribed thereto in section 5.1(a);

     "Effective Date" means the date shown on the Certificate;

     "Effective Time" means 12:01 a.m. on the Effective Date;

     "Election Deadline" means 5:00 p.m. (local time) at the place of deposit on September 9, 1999;

     "Escrow Agreement" has the meaning ascribed thereto in Section 2.2(g);

     "Exchange Ratio" means the ratio of (i) 0.20405 Exchangeable Shares or InfoSpace Common Shares for each INEX Common Share, and (ii) 0.20405 InfoSpace Common Shares for INEX Preferred Share;

     "Exchangeable Elected Share" means any INEX Common Share the registered holder of which shall have elected, in a duly completed Letter of Transmittal and Election Form deposited with the Depositary no later than the Election Deadline, to transfer to InfoSpace Canada under the Arrangement for a fraction of an Exchangeable Share or that is deemed to be an Exchangeable Elected Share pursuant to section 2.2(c);

     "Exchangeable Share" means a share in the class of non-voting exchangeable shares in the capital of InfoSpace Canada;

     "Exchangeable Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be substantially as set forth, in Schedule "1" hereto;

     "Exempt Share Voting Event" and "Exempt Exchangeable Share Voting Event" each have the meaning ascribed thereto in the Exchangeable Share Provisions;

     "Final Order" means the final order of the Court approving the Arrangement;

     "INEX" means INEX Corporation, a corporation existing under the laws of Ontario;

     "INEX Common Shares" means the outstanding Common Shares in the capital of INEX;
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     "INEX Meeting" means the special meeting of the holders of INEX Shares
     (including any adjournment thereof) convened as provided by the Interim Order to consider, and if deemed advisable, approve the Arrangement;

     "INEX Options" means the INEX common share purchase options granted under INEX's Employee Stock Option Plan, an INEX compensation option agreement, the INEX special warrants, INEX common share purchase warrants and the INEX convertible debentures, as amended, outstanding and unexercised on the Effective Date;

     "INEX Preference Shares" means the Class "A" Preference Shares of INEX of which one series of 240,271 shares has been created and is designated as Class "A" Preference Shares, Series 1;

     "INEX Shares" means collectively the INEX Common Shares and the INEX Preference Shares;

     "InfoSpace" means InfoSpace.com, Inc., a corporation existing under the laws of the State of Delaware;

     "InfoSpace Canada" means InfoSpace.com Canada Holdings Inc., a corporation existing under the laws of the Province of Ontario;

     "InfoSpace Common Share" means a share of common stock, par value U.S. $0.0001, in the capital of InfoSpace;

     "InfoSpace Control Transaction" has the meaning ascribed thereto in the Exchangeable Share Provisions;

     "InfoSpace Elected Share" means any INEX Common Share that the holder shall have elected, in a duly completed Letter of Transmittal and Election Form deposited with the Depositary no later than the Election Deadline, to transfer to InfoSpace Nova Scotia under the Arrangement for a fraction of an InfoSpace Common Share;

     "InfoSpace Nova Scotia" means InfoSpace.com Nova Scotia Company, an unlimited liability company existing under the laws of the Province of Nova Scotia;

     "Interim Order" means the interim order of the Court made in connection with the process for obtaining shareholder approval of the Arrangement and related matters;

     "ITA" means the Income Tax Act (Canada);

     "Letter of Transmittal and Election Form" means the Letter of Transmittal and Election Forms for use by holders of INEX Common Shares and INEX Preferred Shares, each in the form accompanying the Circular;

     "Liquidation Call Purchase Price" has the meaning ascribed thereto in section 5.1(a);

     "Liquidation Call Right" has the meaning ascribed thereto in section
     5.1(a);
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     "Liquidation Date" has the meaning ascribed thereto in the Exchangeable
     Share Provisions;

     "Meeting Date" means the date of the INEX Meeting;

     "OBCA" means the Business Corporations Act (Ontario);

     "Person" includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, government body, syndicate or other entity, whether or not having legal status;

     "Plan of Acquisition" means the agreement and plan of acquisition and arrangement made as of August 13, 1999 between InfoSpace.com, Inc. and INEX Corporation, as amended, supplemented and/or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement;

     "Redemption Call Purchase Price" has the meaning ascribed thereto in section 5.2(a);

     "Redemption Call Right" has the meaning ascribed thereto in section 5.2(a);

     "Redemption Date" has the meaning ascribed thereto in the Exchangeable Share Provisions;

     "Replacement Option" has the meaning ascribed thereto in section 2.2(e);

     "Special Voting Share" means the share of Special Voting Stock of InfoSpace having substantially the rights, privileges, restrictions and conditions described in the Voting and Exchange Trust Agreement;

     "Transfer Agent" has the, meaning ascribed thereto in section 5.1(b);

     "Trustee" means Montreal Trust Company of Canada; and

     "Voting and Exchange Trust Agreement" has the meaning ascribed thereto in the Exchangeable Share Provisions.

1.2  Sections and Headings

     The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section or an exhibit refers to the specified section of or exhibit to this Plan of Arrangement.

1.3  Number, Gender and Persons

     In this Plan of Arrangement, unless the context otherwise requires, words in the singular number include the plural and vice versa and words in one gender include all genders.
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                                      -5-

                                   ARTICLE 2

                                  ARRANGEMENT

2.1  Binding Effect

     This Plan of Arrangement shall become effective at, and be binding at and after, the Effective Time on (i) INEX, (ii) InfoSpace Nova Scotia and InfoSpace Canada, (iii) all holders of INEX Common Shares, (iv) all holders of INEX Preference Shares, (v) all holders of Exchangeable Shares, and (vi) all holders of INEX Options.

2.2  Arrangement

     Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

     (a) each InfoSpace Elected Share shall be transferred without any further act or formality on the part of the holder thereof from such holder to InfoSpace Nova Scotia in exchange for that number of fully paid and non-assessable InfoSpace Common Shares that equals the product obtained by multiplying the Exchange Ratio by the number of INEX Common Shares held by such holder, and the name of each such holder shall be removed from the register of holders of INEX Common Shares and added to the register of holders of InfoSpace Common Shares and InfoSpace Nova Scotia shall be recorded as the registered holder of such INEX Common Shares so exchanged and shall be deemed to be the legal and beneficial owner thereof;

     (b) each Exchangeable Elected Share shall be transferred without any further act or formality on the part of the holder thereof from such holder to InfoSpace Canada in exchange for that number of fully paid and non-assessable Exchangeable that equals the product obtained by multiplying the Exchange Ratio by the number of INEX Common Shares held by such holder, and the name of each such holder shall be removed from the register of holders of INEX Common Shares and added to the register of holders of Exchangeable Shares and InfoSpace Canada shall be recorded as the registered holder of such INEX Common Shares so exchanged and shall be deemed to be the legal and beneficial owner thereof;

     (c) each INEX Common Share in respect of which no election has been made by the holder thereof, or in respect of which an effective election has not been made, (other than (i) INEX Common Shares held by Dissenting Shareholders, and (ii) INEX Common Shares held by InfoSpace or any subsidiary or affiliate thereof which shall not be exchanged under this Arrangement and shall remain outstanding as INEX Common Shares held by InfoSpace or any subsidiary or affiliate thereof) shall be deemed to be an Exchangeable Elected Share and shall be transferred without any act or formality on the part of the holder thereof from such holder to InfoSpace Canada in exchange for that number of fully paid and non-assessable Exchangeable
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                                      -6-

          Shares that equals the product obtained by multiplying the Exchange Ratio by the number of INEX Common Shares held by such holder, and the name of each such holder shall be removed from the register of holders of INEX Common Shares and added to the register of holders of Exchangeable Shares and InfoSpace Canada shall be recorded as the registered holder of such INEX Common Shares so exchanged and shall be deemed to be the legal and beneficial owner thereof;

     (d) each INEX Preference Share (other than (i) INEX Preference Shares held by Dissenting Shareholders, and (ii) INEX Preference Shares held by InfoSpace or any subsidiary or affiliate thereof which shall not be exchanged under this Arrangement and shall remain outstanding as INEX Preference Shares held by InfoSpace or any subsidiary or affiliate thereof) shall be transferred without any act or formality on the part of the registered holder thereof, from such holder to InfoSpace Nova Scotia in exchange for that number of fully paid and non-assessable InfoSpace Common Shares that equals the product obtained by multiplying the Exchange Ratio by the number of INEX Preference Shares held by such holder, and the name of each such holder shall be removed from the register of holders of INEX Preference Shares and added to the register of holders of InfoSpace Common Shares and InfoSpace Nova Scotia shall be recorded as the registered holder of such INEX Preference Shares so exchanged and shall be deemed to be the legal and beneficial owner thereof;

     (e) each INEX Option shall be exchanged for an option (a "Replacement Option") to purchase that number of InfoSpace Common Shares that equals the product obtained by multiplying the Exchange Ratio by the number of INEX Common Shares subject to such INEX Option. Such Replacement Option shall provide for an exercise price per InfoSpace Common Share equal to the quotient obtained by dividing the exercise price per share of such INEX Option immediately prior to the Effective Time by the Exchange Ratio. If the foregoing calculation results in a Replacement Option being exercisable for a fraction of an InfoSpace Common Share, then the number of InfoSpace Common Shares subject to such Replacement Option shall be rounded down to the next whole number of InfoSpace Common Shares and the total exercise price for the Replacement Option shall be reduced by the exercise price of the fractional InfoSpace Common Share. The term to expiry, conditions to and manner of exercising, vesting schedule, and all other terms and conditions of such Replacement Option shall otherwise be unchanged, and any document or agreement previously evidencing an INEX Option shall thereafter evidence and be deemed to evidence such Replacement Option;

     (f) InfoSpace shall issue to and deposit with the Trustee the Special Voting Share, in consideration of the payment to InfoSpace of US$ 1, to be thereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the holders of the Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement;
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                                      -7-

     (g) pursuant to the escrow agreement attached as schedule "2" hereto (the "Escrow Agreement"), InfoSpace Canada and InfoSpace Nova Scotia shall deposit in escrow (the "Escrow Fund") with the Trustee as escrow agent, share certificates representing Exchangeable Shares and shares of InfoSpace Common Stock, respectively (collectively, the "Escrow Shares"), representing 10% of the number of Exchangeable Shares and InfoSpace Common Shares to be issued by InfoSpace Canada and InfoSpace Nova Scotia respectively pursuant to the Arrangement which shall be registered in the name of the Trustee as escrow agent under this agreement. The Escrow Shares shall be held and distributed by the Trustee in accordance with the terms and conditions of the Escrow Agreement. The escrow period shall commence on the Effective Date and shall terminate at 5:00 p.m., Toronto time, on the date which is the earlier of (a) the first anniversary of the Effective Date and (b) the date on which InfoSpace publicly releases audited financial statements for the year ending December 31; however, that a portion of the Escrow Shares, which is necessary to satisfy any unsatisfied claims under the Plan of Arrangement shall remain in the Escrow Fund until such claims have been resolved in accordance with the Escrow Agreement;

     (h)  The Articles of INEX shall be amended as follows:

          (i) Name. The name of the corporation shall be InfoSpace.com Canada Inc.(the "Corporation");

          (ii) Registered Office. The registered office of the Corporation shall be located in the City of Toronto in the Province of Ontario. The address of the registered head office of the Corporation shall be Suite 3600, 66 Wellington Street West, Toronto, Ontario M5K IN6;

          (iii) Number of Directors. The number of directors of the Corporation shall be such number not less than one and not more than 11 as is determined from time to time by special resolution or, if the special resolution empowers the directors to do so, as the directors of the Corporation may from time to time determine by resolution;

          (iv)   Initial Directors.  The directors of the Corporation shall be:

          Name                       Residence Address                     Canadian Resident
          ----                       -----------------                     -----------------
          Bernee Strom               5402 Lake Washington Blvd.                    No
                                     Penthouse G, Kirkland, WA

          Omaya Elguindi             5108 Forest Hill Drive                        Yes
                                     Mississauga, Ontario

          (v) By-laws. Until amended or repealed, the by-laws of the Corporation shall be the by-laws attached as schedule "3" hereto; and
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                                   -8-

     (i) The Articles of InfoSpace Canada shall be amended to delete therefrom the limit on the number of shareholders of the corporation and the prohibition on any invitation to the public to subscribe for any securities of the corporation.

2.4  Elections

     (a) Each Person who, at or prior to the Election Deadline, is a holder of record of INEX Common Shares, shall be entitled, with respect to all or a portion of such shares, to make an election at or prior to the Election Deadline to receive Exchangeable Shares or InfoSpace Common Shares, or a combination thereof, in exchange for such holder's INEX Common Shares on the basis set forth herein and in the Letter of Transmittal and Election Form;

     (b) Holders of INEX Common Shares who have elected to receive Exchangeable Shares shall be entitled to make an income tax election pursuant to subsection 85(l) or 85(2) of the ITA (and the analogous provisions of provincial income tax law) with respect to the transfer of their INEX Common Shares to InfoSpace Canada by providing two signed copies of the necessary election forms to the Depositary within 90 days following the Effective Date, duly completed with the details of the number of shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms complying with the provisions of the ITA (or applicable provincial income tax law), the forms shall be signed by InfoSpace Canada and returned to such holders of INEX Common Shares for filing with Revenue Canada (or the applicable provincial taxing authority); and

     (c) Holders of INEX Preference Shares shall only be entitled to receive InfoSpace Common Shares and shall not be entitled to elect to receive Exchangeable Shares.

                                   ARTICLE 3

                               RIGHTS OF DISSENT

3.1  Rights of Dissent

     Holders of INEX Shares may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in section 185 of the OBCA and this section 3.1 (the "Dissent Procedures") in connection with the Arrangement. Holders of INEX Shares who duly exercise such rights of dissent and who:

     (a) are ultimately entitled to be paid fair value for their INEX Shares shall be deemed to have transferred such INEX Shares to InfoSpace Nova Scotia, to the extent the fair value therefor is paid by InfoSpace Nova Scotia, and to INEX, to the extent the fair value therefor is paid by INEX, and, in the case of INEX Shares so transferred to INEX, such shares shall be cancelled on the Effective Date; or
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                                      -9-

     (b) are ultimately not entitled, for any reason, to be paid fair value for their INEX Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of INEX Shares and shall receive Exchangeable Shares or InfoSpace Common Shares on the basis determined in accordance with sections 2.2(c) and 2.2(d), but in no case shall InfoSpace Canada, InfoSpace Nova Scotia, INEX or any other Person be required to recognize such holders as holders of INEX Shares after the Effective Time, and the names of such holders of INEX Shares shall be deleted from the registers of holders of INEX Shares at the Effective Time.


                                   ARTICLE 4


                      CERTIFICATES AND FRACTIONAL SHARES

4.1  Issuance of Certificates Representing Exchangeable Shares

     At or promptly after the Effective Time, InfoSpace Canada shall deposit with the Depositary, for the benefit of the holders of INEX Common Shares who shall receive Exchangeable Shares in connection with the Arrangement, certificates representing the Exchangeable Shares issued pursuant to section 2.2 upon the exchange of INEX Common Shares. Upon surrender to the Depositary for cancellation at its principal offices in Toronto of a certificate which immediately prior to the Effective Time represented one or more INEX Common Shares that were exchanged for one or more Exchangeable Shares under the Arrangement, together with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the OBCA and the by-laws of INEX and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of Exchangeable Shares which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to section 4.3 and any cash in lieu of fractional Exchangeable Shares pursuant to section 4.4), and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of INEX Common Shares that is not registered in the transfer records of INEX, a certificate representing the proper number of Exchangeable Shares may be issued to the transferee if the certificate representing such INEX Common Shares is presented to the Depositary at its principal offices in Toronto accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this section 4.1, each certificate which immediately prior to the Effective Time represented INEX Common Shares that were exchanged for Exchangeable Shares shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (i) the certificate representing Exchangeable Shares as contemplated by this section 4.1, (ii) a cash payment in lieu of any fractional Exchangeable Shares as contemplated by section 4.4, and (iii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to Exchangeable Shares as contemplated by section 4.3.
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                                      -10-

4.2  Exchange of Certificates for InfoSpace Common Shares

     At or promptly after the Effective Time, InfoSpace Nova Scotia shall deposit with the Depositary, for the benefit of the holders of INEX Shares who shall receive InfoSpace Common Shares in connection with the Arrangement, certificates representing the InfoSpace Common Shares issued pursuant to section
2.2 in exchange for outstanding INEX Shares. Upon surrender to the Depositary for cancellation at its principal offices in Toronto of a certificate which immediately prior to the Effective Time represented outstanding INEX Shares that were exchanged for InfoSpace Common Shares, together with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the OBCA and the by-laws of INEX and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of InfoSpace Common Shares which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to section 4.3 and any cash in lieu of fractional InfoSpace Common Shares pursuant to section 4.4), and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of INEX Shares which is not registered in the transfer records of INEX, a certificate representing the proper number of InfoSpace Common Shares may be issued to the transferee if the certificate representing such INEX Shares is presented to the Depositary at its principal offices in Toronto, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this section 4.2, each certificate which immediately prior to the Effective Time represented one or more outstanding INEX Shares that were exchanged for InfoSpace Common Shares shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (i) the certificate representing InfoSpace Common Shares as contemplated by this section 4.2, (ii) a cash payment in lieu of any fractional InfoSpace Common Shares as contemplated by section 4.4, and
(iii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to InfoSpace Common Shares as contemplated by section 4.3.

4.3  Distributions with Respect to Unsurrendered Certificates

     No dividends or other distributions declared or made after the Effective Time with respect to Exchangeable Shares or InfoSpace Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding INEX Shares that were exchanged pursuant to section 2.2, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to section 4.4, unless and until the holder of record of such certificate shall surrender such certificate in accordance with section 4.1 or
4.2. Subject to applicable law, at the time of such surrender of any such certificate, there shall be paid to the recorded holder of the certificates representing whole INEX Shares, without interest, (i) the amount of any cash payable in lieu of a fractional Exchangeable Share or InfoSpace Common Share to which such holder is entitled pursuant to section 4.4, (ii) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Exchangeable Share or InfoSpace Common Share, as the case may be, and (iii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Exchangeable Share or InfoSpace Common Share, as the case may be.

4.4  No Fractional Shares

     No certificates or scrip representing fractional Exchangeable Shares or fractional InfoSpace Common Shares shall be issued upon the surrender for exchange of certificates pursuant to section 4.1 or 4.2 and no dividend, stock split or other change in the capital structure of InfoSpace Canada shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to exercise any rights as a security holder of InfoSpace Canada. In lieu of any such fractional securities each Person otherwise entitled to a fractional interest in an Exchangeable Share, shall receive a cash payment equal to such fractional interest multiplied by US $50.00.

4.5  Lost Certificates

     In the event any certificate which immediately prior to the Effective Time represented one or more outstanding INEX Shares that were exchanged pursuant to section 2.2 shall have been lost, stolen, mutilated or destroyed, upon receipt by the Depository of evidence to its satisfaction of ownership and the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen, mutilated or destroyed, and the surrender of the certificate in the case of mutilation, the Depositary shall issue in exchange for such lost, stolen, mutilated or destroyed certificate, cash and/or one or more certificates representing one or more Exchangeable Shares or InfoSpace Common Shares (and any dividends or distributions with respect thereto and any cash pursuant to section 4.4) deliverable in accordance with such holder's Letter of Transmittal and Election Form. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom certificates representing Exchangeable Shares or InfoSpace Common Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to InfoSpace Canada, InfoSpace and their respective transfer agents in such sum as InfoSpace Canada or InfoSpace may direct or otherwise indemnify InfoSpace Canada and InfoSpace in a manner satisfactory to InfoSpace Canada and InfoSpace against any claim that may be made against InfoSpace Canada or InfoSpace with respect to the certificate alleged to have been lost, stolen or destroyed.

4.6  Extinction of Rights

     Any certificate which immediately prior to the Effective Time represented outstanding INEX Shares that were exchanged pursuant to section 2.2 and not deposited, with all other instruments required by section 4.1 or 4.2, on or prior to the third anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a shareholder of InfoSpace Canada or InfoSpace. On such date, the Exchangeable Shares or InfoSpace Common Shares (or cash in lieu of fractional interests therein, as provided in section 4.4) to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to InfoSpace Canada or InfoSpace, as the case may be, together with all entitlements to dividends, distributions and interest thereon held for such former registered holder.

4.7  Withholding Rights

     InfoSpace Canada, InfoSpace Nova Scotia, InfoSpace and the Depositary shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of INEX Shares, InfoSpace Common Shares or Exchangeable Shares such amounts as InfoSpace Canada, InfoSpace Nova Scotia, InfoSpace or the Depositary is required or permitted to deduct and withhold with respect to such payment under the ITA, the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, InfoSpace Canada, InfoSpace Nova Scotia, InfoSpace and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to InfoSpace Canada, InfoSpace Nova Scotia, InfoSpace or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and InfoSpace Canada, InfoSpace Nova Scotia, InfoSpace or the Depositary shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

                                   ARTICLE 5

CERTAIN RIGHTS OF INFOSPACE NOVA SCOTIA TO ACQUIRE EXCHANGEABLE SHARES

5.1  InfoSpace Nova Scotia Liquidation Call Right

     (a) InfoSpace Nova Scotia shall have the overriding right (the "Liquidation Call Right"), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of InfoSpace Canada pursuant to Article 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of InfoSpace) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on, payment by InfoSpace Nova Scotia of an amount per share (the "Liquidation Call Purchase Price") equal to the Current Market Price of an InfoSpace Common Share on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by InfoSpace Nova Scotia causing to be delivered to such holder one InfoSpace Common Share, plus, to the extent not paid by InfoSpace Canada, an additional amount equivalent to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of purchase by InfoSpace Nova Scotia (the "Dividend Amount"). In the event of the exercise of the Liquidation Call Right by InfoSpace Nova Scotia, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to InfoSpace Nova Scotia on the Liquidation Date on payment by InfoSpace Nova Scotia to the holder of the
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                                      -13-

          Liquidation Call Purchase Price for each such share, and InfoSpace Canada shall have no obligation to redeem such shares so purchased by InfoSpace Nova Scotia.

     (b) To exercise the Liquidation Call Right, InfoSpace Nova Scotia must notify InfoSpace Canada's transfer agent (the "Transfer Agent"), as agent for the holders of Exchangeable Shares, and InfoSpace Canada of InfoSpace Nova Scotia's intention to exercise such right at least 45 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of InfoSpace Canada and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of InfoSpace Canada The Transfer Agent shall notify the holders of Exchangeable Shares as to whether or not InfoSpace Nova Scotia has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by InfoSpace Nova Scotia. If InfoSpace Nova Scotia exercises the Liquidation Call Right, then on the Liquidation Date InfoSpace Nova Scotia shall purchase and the holders shall sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

     (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, InfoSpace Nova Scotia shall deposit with the Transfer Agent, on or before the Liquidation Date, certificates representing the aggregate number of InfoSpace Common Shares deliverable by InfoSpace Nova Scotia and a cheque or cheques of InfoSpace Nova Scotia payable at par at any branch of the bankers of InfoSpace Nova Scotia representing the aggregate Dividend Amount in payment of the total Liquidation Call Purchase Price, less any amounts withheld pursuant to section 4.7 hereof. Provided that InfoSpace Nova Scotia has complied with the immediately preceding sentence, on and after the Liquidation Date the rights of each holder of Exchangeable Shares shall be limited to receiving such holder's proportionate part of the total Liquidation Call Purchase Price payable by InfoSpace Nova Scotia upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the InfoSpace Common Shares to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the by-laws of InfoSpace Canada and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of InfoSpace Nova Scotia shall deliver to such holder, certificates representing the InfoSpace Common Shares to which the holder is entitled and a cheque or cheques of InfoSpace Nova Scotia payable at par at any branch of the bankers of InfoSpace Nova Scotia in payment of the remaining portion, if any, of the total Liquidation Call Purchase Price, less any amounts withheld pursuant to section 4.7 hereof. If InfoSpace Nova Scotia does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares shall be entitled to receive in exchange therefor the liquidation price otherwise payable by InfoSpace Canada in connection with the liquidation, dissolution or winding-up of InfoSpace Canada pursuant to
          Article 5 of the Exchangeable Share Provisions.

5.2  InfoSpace Nova Scotia Redemption Call Right

     (a) InfoSpace Nova Scotia shall have the overriding right (the "Redemption Call Right"), notwithstanding the proposed redemption of the Exchangeable Shares by InfoSpace Canada pursuant to Article 7 of the Exchangeable Share Provisions, to purchase from all but not less than an of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of InfoSpace) on, the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by InfoSpace to each holder of an amount per Exchangeable Share (the "Redemption Call Purchase Price") equal to the Current Market Price of an InfoSpace Common Share on the last Business Day prior to the Redemption Date, which shall be satisfied in full by InfoSpace Nova Scotia causing to be delivered to such holder one InfoSpace Common Share, plus the Dividend Amount. In the event of the exercise of the Redemption Call Right by InfoSpace Nova Scotia, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to InfoSpace Nova Scotia on the Redemption Date on payment by InfoSpace Nova Scotia to the holder of the Redemption Call Purchase Price for each such share, and InfoSpace Canada shall have no obligation to redeem such shares so purchased by InfoSpace Nova Scotia.

     (b) To exercise the Redemption Call Right, InfoSpace Nova Scotia must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and InfoSpace Canada of InfoSpace Nova Scotia's intention to exercise such right at least 60 days before the Redemption Date, except in the case of a redemption occurring as a result of an InfoSpace Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, in which case InfoSpace Nova Scotia shall so notify the Transfer Agent and InfoSpace Canada on or before the Redemption Date. The Transfer Agent shall notify the holders of the Exchangeable Shares as to whether or not InfoSpace Nova Scotia has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by InfoSpace Nova Scotia. If InfoSpace Nova Scotia exercises the Redemption Call Right, on the Redemption Date InfoSpace Nova Scotia shall purchase and the holders shall sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

     (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, InfoSpace Nova Scotia shall deposit with the Transfer Agent, on or before the Redemption Date, certificates representing the aggregate number of InfoSpace Common Shares deliverable by InfoSpace Nova Scotia and a cheque or cheques of InfoSpace Nova Scotia payable at par at any branch of the bankers of InfoSpace Nova Scotia representing the aggregate Dividend Amount in payment of the total Redemption Call Purchase Price, less any amounts withheld pursuant to section 4.7 hereof. Provided that InfoSpace Nova Scotia has complied with the immediately preceding sentence, on and after the Redemption Date the rights of each holder of Exchangeable Shares shall be limited to receiving such holder's proportionate part of the total Redemption Call Purchase Price payable by InfoSpace Nova Scotia upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the InfoSpace Common Shares to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the by-laws of InfoSpace Canada and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of InfoSpace Nova Scotia shall deliver to such holder, certificates representing the InfoSpace Common Shares to which the holder is entitled and a cheque or cheques of InfoSpace Nova Scotia payable at par at any branch of the bankers of InfoSpace Nova Scotia in payment of the remaining portion, if any, of the total Redemption Call Purchase Price, less any amounts withheld pursuant to section 4.7 hereof. If InfoSpace Nova Scotia does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares shall be entitled to receive in exchange therefor the redemption price otherwise payable by InfoSpace Canada in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions.

                                   ARTICLE 6

                                  AMENDMENTS

6.1  Amendments to Plan of Arrangement

     INEX reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by InfoSpace, (iii) filed with the Court and, if made following the INEX Meeting, approved by the Court, and (iv) communicated to holders of INEX Shares if and as required by the Court.

     Any amendment, modification or supplement to this Plan of Arrangement may be proposed by INEX at any time prior to the INEX Meeting (provided that InfoSpace shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the INEX Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.
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                                      -16-

     Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the INEX Meeting shall be effective only if
(i) it is consented to by each of INEX and InfoSpace, and (ii) required by the Court, it is consented to by holders of the INEX Shares voting in the manner directed by the Court.